CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Verde Bio Holdings, Inc.

Frisco, TX

As independent registered public accountants, we hereby consent to the use of our report dated September 15, 2021, with respect to the consolidated financial statements of Verde Bio Holdings, Inc. as of and for the years ended April 30, 2021 and 2020 (which report expresses an unqualified opinion of the consolidated financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern), in this Registration Statement on Form S-1 relating to the registration of 371,629,272 shares of common stock. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

June 27, 2022